Exhibit 99.1

Gastar Exploration Updates Bossier Drilling and Completion Activity

    HOUSTON--(BUSINESS WIRE)--Oct. 26, 2006--Gastar Exploration Ltd. (AMEX:GST)(TSX:YGA) is pleased to provide an operations update on its Deep Bossier drilling and completion activities. Gastar is currently drilling two Bossier wells, the John Parker #2 and the Williams #1. The John Parker #2 is planned to a total depth of 18,000 feet and to test the middle Bossier formation. The John Parker #2 is currently at approximately 13,800 feet and has encountered a strong gas show in the Knowles lime formation while drilling. Side wall cores have been run and are being analyzed to determine permeability and the potential productivity of the Knowles. Drilling to the middle Bossier formation target has recommenced and the well is expected to reach total depth in approximately 40 days. Gastar has a 50% after casing point (ACP) working interest position in the John Parker #2 well with Chesapeake Energy and a private E&P company each holding a 25% ACP working interest in the well.

    The Williams #1 is drilling at approximately 14,300 feet and has reached intermediate casing point. The Williams #1 well is permitted to a depth of 19,500 feet and is planned to test prospective middle and lower Bossier sands. The well is expected to reach total depth in approximately 50 days. Gastar owns a 67% ACP working interest with Chesapeake Energy holding the remaining 33% ACP working interest.

    Gastar expects to add a third drilling rig by mid-November to expedite its Bossier drilling activity. The new rig will be under a three year contract and will initially be utilized to drill middle Bossier exploration and development wells in the Hilltop area.

    Gastar is continuing completion operations on the Wildman Trust #2 well. Completion operations have been delayed due to two mechanical problems with the well. A component on the surface wellhead equipment had partially failed and has now been repaired. In addition, coiled tubing, being used to clean the wellbore prior to fracture stimulation, is stuck and operations to remove it have commenced. The coiled tubing problem was caused by strong pre-frac gas flows from the middle Bossier formation scheduled for the next fracture stimulation. To date, Gastar has tested three lower Bossier formations with one of the zones capable of producing. The well is expected to be fracture stimulated in the first middle Bossier sand and capable of gas sales in approximately 30 days.

    Gastar has successfully completed a similar surface wellhead repair on the John Parker #1 without any well control issues. Gastar is planning to frac at least one additional middle Bossier zone in the John Parker #1 well within the next two weeks.

    Commenting on these developments, J. Russell Porter, Gastar's Chief Executive Officer, stated, "Gastar has drilled and completed 10 Deep Bossier wells and has not experienced any serious operational problems to date. This is due to our careful approach to operations and to our staff's focus on safety and well integrity. The operational delays currently being experienced have been, or are expected to be, resolved without any further significant delay and are not the result of reservoir problems, but either purely mechanical in nature or caused by encouraging reservoir characteristics. We plan to continue an active drilling program into 2007 and beyond to further evaluate and develop our Deep Bossier assets."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238) and Gippsland Basin (EL 4416) located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration, Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com